NSAR ITEM 77O
July 1, 2003 - December 31, 2003
Van Kampen Pace Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Carter Holdings Goldman     11,300      0.181%     10/23/03
                 Inc.            Sachs

    2            Overnite        CS First    46,200      0.185%     10/30/03
                 Corporation     Boston


Underwriters for #1
Goldman Sachs & Co.
Banc of America Securities LLC
Credit Suisse First Boston Corp
Morgan Stanley
Morgan Keegan & Co.
Muriel Siebert & Co. Inc.
Suntrust Capital Markets
US Bancorp Piper Jaffray

Underwriters for #2
Credit Suisse First Boston Corp.
Morgan Stanley
Citigroup
Banc of America Securities LLC
JP Morgan Securities
Merrill Lynch & Co.
Wachovia Bank